Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Tesoro Corporation Thrift Plan and the Tesoro Corporation Retail Savings Plan of our reports dated March 1, 2011, with respect to the consolidated financial statements of Tesoro Corporation and the effectiveness of internal control over financial reporting of Tesoro Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
August 8, 2011